UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 14, 2009

QUICKSILVER RESOURCES INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-14837	75-2756163
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 West Rosedale Street
Fort Worth, Texas 76104
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 665-5000

_______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On August 14, 2009, Quicksilver Resources Inc. (“Quicksilver”) and certain of its subsidiaries entered into the Eighth Supplemental Indenture to the Indenture (the “Supplemental Indenture”), dated as of December 22, 2005, between Quicksilver and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Base Indenture” and, together with the Supplemental Indenture, the “Indenture”), in connection with the offer and sale of $300 million aggregate principal amount of Quicksilver’s 9.125 Senior Notes due 2019.

Quicksilver will pay interest on the notes each February 15 and August 15, beginning February 15, 2010.  The notes will mature on August 15, 2019.  Quicksilver may redeem the notes on or after August 15, 2014 at the redemption prices described in the Indenture.  Prior to August 15, 2014, Quicksilver may redeem the notes at a redemption price equal to 100% of the principal amount thereof, plus a “make whole” premium described in the Indenture.  Prior to August 15, 2012, Quicksilver may redeem up to 35% of the notes using proceeds of certain equity offerings.

The notes are subject to the covenants in the Indenture, which include limitations on indebtedness, limitations on restricted payments, limitations on liens, limitations on restrictions on distributions from restricted subsidiaries, limitations on sales of assets and subsidiary stock, limitations on affiliate transactions and limitations on merger and consolidation.

The Indenture contains customary events of default, including: (a) Quicksilver’s failure to pay principal or premium, if any, on any note when due at maturity; (b) Quicksilver’s failure to pay any interest on any note for 30 days after the interest becomes due; (c) Quicksilver’s failure to comply with its obligations under the merger and consolidation covenant; (d) Quicksilver’s failure to comply with its obligations under the change of control provisions of the Supplemental Indenture or other specified covenants described for 30 days after written notice thereof; (e) Quicksilver’s failure to perform, or its breach of, any other covenant in the Indenture for 60 days after written notice thereof; (f) Quicksilver’s failure to redeem or repurchase any note when required to do so; (g) nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other indebtedness of Quicksilver or a significant subsidiary, the unpaid principal amount of which is not less than $15 million, which default results in the acceleration of the maturity of the indebtedness; (h) specified events of bankruptcy, insolvency or reorganization involving Quicksilver or a significant subsidiary; (i) Quicksilver’s (or certain subsidiaries’) failure to pay final judgments aggregating in excess of $15 million which are not paid, discharged or stayed for a period of 60 days; and (j) any subsidiary guarantee of a significant subsidiary or group of subsidiary guarantors that would constitute a significant subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture).

If an event of default resulting from specified events involving Quicksilver’s or a significant subsidiary’s bankruptcy, insolvency or reorganization has occurred and is continuing, the Indenture provides that the principal of, premium, if any, and accrued interest on the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. If any other event of default occurs and is continuing, the Indenture provides that either the Trustee or the holders of at least 25% in principal amount of the notes may declare the principal amount of all the notes to be due and payable immediately.

The Eighth Supplemental Indenture is filed as Exhibit 4.1 to this Form 8-K and incorporated herein by reference.

BNY Mellon Shareowner Services, an affiliate of The Bank of New York Mellon Trust Company, N.A., serves as the registrar and transfer agent for Quicksilver’s common stock.

Item 2.03.	Creating a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated in this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
4.1	Eighth Supplemental Indenture, dated as of August 14, 2009, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICKSILVER RESOURCES INC.

By:	/s/ Philip Cook
Philip Cook
Senior Vice President -
Chief Financial Officer

Date: August 17, 2009

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Eighth Supplemental Indenture, dated as of August 14, 2009, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee.